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                               FOR FURTHER INFORMATION CONTACT
                                               ZACK HAGER, JR.
                                            INVESTOR RELATIONS
                                                  303-812-1610

                                                  EXHIBIT 99.1

FOREST OIL CORPORATION
1600 BROADWAY, DENVER, COLORADO 80202


FOR IMMEDIATE RELEASE


           FOREST OIL TO ACQUIRE MAJORITY INTEREST IN
                      SAXON PETROLEUM, INC.


DENVER, COLORADO - October 11, 1995 - Forest Oil Corporation
("Forest") and Saxon Petroleum, Inc. ("Saxon") of Calgary,
Alberta announced today that the companies have reached agreement for Forest to contribute capital to Saxon in exchange for a majority interest in Saxon. The agreement is subject to satisfaction of several contingencies including final due diligence, regulatory approval and approval of Saxon's shareholders.

Under the terms of the agreement, Forest would receive from Saxon, in two closings, an aggregate of 53.1 million common shares, 5.3 million warrants and C$15.5 million of convertible preferred shares due November 15, 1998. Saxon would receive C$1.5 million cash, 5.3 million common shares of Forest (subject to possible adjustment for changes in the market value of Forest stock) and all of the preferred shares owned by Forest in Archean Energy, Ltd., a privately held oil and gas company based in Calgary.

At the completion of the transaction, Forest would own approximately 56% of the outstanding common shares of Saxon, including slightly less than 50% of the voting shares, and would hold warrants and conversion rights for shares which, if fully exercised, would constitute approximately 63% of Saxon's outstanding common stock. Pursuant to the terms of the agreement, Forest would have the right to name four of seven directors to a newly-constituted board. In addition, Forest would have the right to participate in any future equity issues undertaken by Saxon.

Forest's president, Robert S. Boswell, stated, "Saxon will be Forest's investment platform in Canada to acquire Canadian oil and gas reserves as well as to conduct exploration, exploitation and development activities. It is Forest's intention that Saxon will operate as a separate entity under Canadian management. Forest's involvement will be at the board level. Saxon will continue as a public company which will afford Saxon the judicious use of its equity securities and the contributed Forest equity securities in transactions to fuel its growth."

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                                                                     Page 2 of 3

Mr. Boswell went on to say, "We believe that Canada is an attractive area for investment and believe Saxon's assets and its management team provide the right ingredients to pursue significant investments in Canada. It is Forest's plan to create a substantial oil and gas asset base in Canada."

Mr. Boswell added, "Forest recently sold a 40% ownership in its common stock to The Anschutz Corporation. At that time we stated that our primary, near-term objective was to grow Forest Oil by issuing equity securities in mergers or business combinations which fit our strategic plan. This transaction with Saxon is consistent with that objective."

Saxon's chairman, Hugh Davis, said, "We are excited to establish this association with Forest Oil. We believe Forest will provide financial and investment expertise to further Saxon's business plan for significant growth. We intend to use equity securities to participate actively in the consolidation of the Canadian oil and gas industry. We believe that the economics and opportunities resulting from this strategy will yield significant benefits for all of our shareholders."

At December 31, 1994, Saxon reported proved reserves of 24.4 BCF of natural gas (18.7 BCF net of royalties) and 4.9 million barrels of oil (4.2 million barrels net of royalties). During the first six months of 1995, Saxon reported production of 1.9 BCF of natural gas (1.6 BCF net of royalties) and 228,000 barrels of oil (195,000 barrels net of royalties). Forest currently estimates that it would record a purchase price attributable to developed and undeveloped oil and gas properties of Saxon equivalent to approximately C$38 million (US$28 million) at June 30, 1995.

SAXON SECURITIES TO BE ISSUED
Upon consummation of the transactions Saxon would issue 53.1 million common shares to Forest. Forest would own slightly less than 50% of the voting shares of Saxon after all transactions are closed. Common shares owned by Forest in excess of the voting shares would be non-voting common shares convertible to voting shares at any time at Forest's option.

Saxon would issue 5.3 million warrants to Forest which would expire 36 months from the date of the second closing and would be exercisable at C$0.55 per share.

Saxon would also issue C$15.5 million of convertible preferred shares which would have a dividend rate of 4% and would be convertible into common shares at C$0.57 per share. If the Saxon common stock trades at or above C$0.70 per share for 30 consecutive trading days with certain trading volumes, such preferred shares would be subject to mandatory conversion. (Saxon's common stock closed at C$0.43 per share on October 6, 1995.) The preferred shares would be due November 15, 1998 and would be redeemable in cash or in Saxon common stock at 85% of the then market price, as defined.

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ANTICIPATED CLOSINGS
Pursuant to the agreement, Forest would receive 8.8 million Saxon common shares in exchange for 790,000 Forest common shares at the first closing which is expected to occur later in October 1995. At that time, Forest would also pay to Saxon C$3.0 million for a newly-issued Saxon preferred stock. The preferred stock would pay a 10% dividend in Saxon common stock and would be due at the earlier of six months from the first closing or at the second closing.

The second closing would occur approximately 60 days after the first closing subject to the approval of Saxon's shareholders.
At the second closing the following transactions would take place: 1) the preferred stock of Saxon issued at the first closing would be redeemed for C$1.5 million of cash and 4.0 million common shares of Saxon; 2) Saxon would issue, subject to adjustment, 40.3 million common shares and 5.3 million warrants to Forest in exchange for 4.51 million common shares of Forest; and 3) Saxon would issue C$15.5 million of new convertible preferred stock to Forest in exchange for the Archean Energy Ltd. preferred stock owned by Forest.

Forest Oil Corporation and Saxon Petroleum, Inc. are engaged in the exploitation and acquisition of, exploration for and development and production of natural gas and crude oil. Forest's principal reserves and producing properties are located in the Gulf of Mexico and Texas, Oklahoma and Wyoming. Saxon's principal reserves are located in western and northwestern Alberta. Forest's common and preferred stocks are traded on the Nasdaq National Market under the FOIL and FOILO symbols, respectively. Saxon's common stock is traded on the Alberta Stock Exchange under the SXN symbol.

October 11, 1995

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